Exhibit 24(a) E-3 AMERIPRISE CERTIFICATE COMPANY POWER OF ATTORNEY City of Minneapolis State of Minnesota Each of the undersigned as a director of Ameriprise Certificate Company, a face-amount certificate company registered under the Investment Company Act of 1940, hereby constitutes and appoints Abu M. Arif, Jeanne Stadtlander, Jason Bartylla, Megan E. Garcy, Christopher O. Petersen and Paul B. Goucher or any one of them, as his or her attorney-in-fact and agent, to sign for him or her in his or her name, place and stead any and all registration statements and amendments thereto (with all exhibits and other documents required or desirable in connection therewith) that may be prepared from time to time in connection with said Company’s existing or future face-amount certificate products – whether pursuant to the requirements of the Securities Act of 1933, the Investment Company Act of 1940 or otherwise – and periodic and other reports, and amendments thereto, including those on Form 10-K, Form 10-Q and Form 8-K, as required pursuant to provisions of applicable federal securities laws, and any necessary or appropriate filings with states or other jurisdictions, and grants to any or all of them the full power and authority to do and perform each and every act required or necessary or appropriate in connection with such signatures or filings. Signed on this 4th day of March, 2020 /s/ Karen M. Bohn Karen M. Bohn /s/ Lorna P. Gleason Lorna P. Gleason /s/ Jean B. Keffeler Jean B. Keffeler /s/ Robert McReavy Robert McReavy